CAMDEN NATIONAL CORPORATION

INSIDER TRADING POLICY

    This document (the “Insider Trading Policy”) sets forth the policy of Camden National Corporation and its subsidiaries (together, the “Company”) regarding insider trading or tipping. This Insider Trading Policy is applicable to all directors, officers, and employees of the Company.

Federal and state securities laws prohibit a person from buying or selling the Company’s securities (including, but not limited to, stocks, bonds, and options) if aware of material, nonpublic information about the Company. These laws also prohibit tipping (i.e., revealing material, nonpublic information to others who may trade the Company’s securities). The purpose of this Insider Trading Policy is to prevent insider trading and allegations of insider trading, as well as to avoid any situation that could damage the Company’s reputation for integrity and ethical conduct. All employees and directors of the Company must comply with this Insider Trading Policy.

The following questions and answers are provided as a guideline for complying with this Insider Trading Policy.

1)To Whom Does This Insider Trading Policy Apply?

As a director, officer or employee of the Company, this Insider Trading Policy applies to you. The same restrictions that apply to you also apply to the following persons and entities (hereinafter referred to as “Affiliated Persons”):

•your family members (including your spouse, significant other, child, parent or other family member) who reside with you;
•any other person who lives in your household;
•any family members who do not live in your household, but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or adult children who consult with you before they trade in Company stock);
•all persons who execute trades on your behalf; and
•any investment fund, trust, retirement plan, partnership, corporation, or other entity over which you have the ability to influence or direct investment decisions concerning securities.

You are responsible for ensuring compliance with this Insider Trading Policy by all Affiliated Persons, and, for purposes of this Insider Trading Policy, should treat all transactions in Company securities by your Affiliated Persons as if they are for your own account. In addition, this Insider Trading Policy continues to apply to you and your Affiliated Persons following the termination of your service to or employment with the Company until any material, nonpublic information possessed by you has become public or is no longer material, whichever is earlier.

“Insiders” for purposes of this Insider Trading Policy include: a) all members of the Board of Directors of the Company (the “Board”); b) all executive officers of the Company; c) direct reports of all executive officers of the Company; and d) certain employees, including those assigned to the Finance and Internal Audit department, who in the ordinary course of the performance of their duties have access to material, nonpublic information. Employees who are Insiders will be notified of such designation by the Company’s Insider Trading Compliance Officer (the “Insider Trading Officer”) or a member of the Company’s Human Resources department, as appropriate. In addition to complying with general prohibitions on insider trading set forth herein, Insiders must also comply with additional requirements set forth in Section 4 of this Insider Trading Policy.

Annually, each employee of the Company must certify and acknowledge via the Company’s intranet website their understanding of, and intent to comply with, this Insider Trading Policy. Each member of the Board must certify annually with the Company’s Chief Financial Officer, Chief Risk Officer, or General Counsel the director’s understanding of, and intent to comply with, this Insider Trading Policy.

2)What Is “Insider Trading?”

It is generally illegal for any director, officer, or employee of the Company to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, officer, or employee of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” The Board has adopted this Insider Trading Policy both to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.

A)What is “Material” Information?

Information about the Company is “material” if it is likely to be considered important by a reasonable investor in determining whether to buy, sell, transfer, or hold Company securities (including information that could reasonably be expected to affect the market price of the Company’s securities). Both positive and negative information may be material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements;
•pending or proposed mergers, acquisitions, tender offers, or joint ventures;
•pending or proposed acquisitions or dispositions of significant assets;
•the introduction of significant new products or services, including expansion of the Company’s market area;
•changes in executive management or the Board;
•actual or threatened litigation, governmental investigations or regulatory actions, or major developments in such matters;
•developments regarding customers or suppliers (e.g., the acquisition or loss of an important contract);
•changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•changes in dividend policy, declarations of stock splits, public or private sales of additional securities, or other significant events regarding the Company’s shares;
•changes in the Company’s credit ratings;

•significant regulatory developments;
•potential defaults under the Company’s credit agreements or indentures, the existence of material liquidity deficiencies, bankruptcies, or receiverships; and
•knowledge of cybersecurity incidents.

B)What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. One common misconception is that material information loses its “nonpublic” status as soon as it appears in some public media. Information is considered to be available to the public, however, only when it has been released broadly to the marketplace (e.g., by press release or in an SEC filing), and the marketplace has had sufficient time to absorb the information fully. For the purposes of this Insider Trading Policy, information will generally be considered public beginning on the second business day after the Company’s public release of the information.

You are ultimately responsible for determining whether you are in possession of material, nonpublic information, and, if you are in doubt, you should avoid trading until you are certain that information in your possession is no longer material or has been made public. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. If you have a question about whether particular information is material, you should avoid trading and contact the individuals listed in Section 8 – “Additional Guidance”.

3)What Activities Are Prohibited?

When you know or are in possession of material, nonpublic information about the Company, you and your Affiliated Persons generally are prohibited from the following activities:

•trading in the Company’s securities, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options, or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
•having others trade for you in the Company’s securities;
•giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•disclosing material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information. These practices are known as “tipping,” and can result in severe civil and criminal penalties, even if you do not trade and do not gain any direct benefit from another’s trading.

The Company is also prohibited from trading at any time in any of the Company’s securities on the basis of material, nonpublic information.

In addition, it is the policy of the Company that no director, officer, or other employee of the Company who, in the course of working for the Company, learns of material, nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or which is a competitor of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. You are reminded that trading in the securities of any company while in possession of material, nonpublic information obtained in the course of your employment with, or service as a director of, the Company, even if the transaction occurs after leaving your employment, or service as a director, is prohibited by federal securities laws.

You are expressly prohibited from trading in the Company’s securities if you have material, nonpublic information about the Company.

4)Additional Requirements Applicable to Insiders

A)All Trades Must Be Pre-Cleared by the Insider Trading Officer (or Their Designee)

Insiders must obtain prior approval of all trades in Company securities, even if they are not aware of any material, nonpublic information.

A request for pre-clearance should be submitted to the Insider Trading Officer, on the form to be provided by the Insider Trading Officer, at least one (1) trading day in advance of the proposed transaction. The Insider Trading Officer, or their designee, will review and either approve or prohibit all proposed trades by Insiders. The Insider Trading Officer may consult with the Company’s other officers and/or outside legal counsel. If approved, a proposed transaction must be effected within 48 hours following approval of the transaction. Transactions not effected within 48 hours must be resubmitted for approval. The Insider Trading Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the proposed transaction.

The Insider Trading Officer must pre-clear their own trades with the Company’s President and Chief Executive Officer.

B)Trading Restrictions and Procedures

1.No Trading Except During Trading Windows.

a.Quarterly Blackout Periods. The announcement of the Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Insider Trading Officer in accordance with Section 4(A) above. Unless otherwise advised, the four trading windows consist of the periods that begin on the second business day after the Company’s issuance of a press release announcing its quarterly or annual earnings and ends at the close of business on the 20th day before the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 plan as described in Section 4(G) below; (b) pursuant to certain employee benefit, dividend reinvestment or director plans described in Section 5 below; or (c) if a waiver described in “Hardship Exceptions” below is granted.

b.Event-Specific Blackouts. From time to time, an event may occur that is material to the Company. The Insider Trading Officer may prohibit (“blackout”) Insiders from trading in the Company’s securities until information related to such event is released publicly and absorbed fully by the market. The failure of the Insider Trading Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information. Directors and executive officers may also be subject to event-specific blackouts under the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may an Insider trade in Company securities if aware of material, nonpublic information about the Company or if pre-clearance has not been obtained in accordance with Section 4(A) above.

C)Other Prohibited Transactions.

1.No Hedging of Company Securities. No Insider may engage, on an exchange or in private transactions, in hedging, monetization, or options transactions related to Company securities, including the use of financial instruments such as prepaid variable forward contracts, puts, calls, equity swaps, credit default swaps, collars, or any other derivative instrument that provides the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

2.No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

3.No Company Securities Subject to Margin Calls. No Insider may hold Company securities in a margin account.

4.No Pledges Without Pre-Approval. No Insider may pledge Company securities as collateral for a loan unless the pledge has been approved by the Insider Trading Officer. Any request for approval of such a pledge by an Insider must be submitted to the Insider Trading Officer in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such pledge request submitted by an Insider will be considered on a case-by-case basis, and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in this Insider Trading Policy.

D)Post-Termination Transactions. The trading prohibitions and restrictions set forth in the Insider Trading Policy continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

E)Gifts Must be Pre-Cleared by the Insider Trading Officer. No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) unless the transaction has been approved by the Insider Trading Officer or their designee.

F)Hardship Exceptions. An Insider who has an unexpected and urgent need to sell Company securities may, in appropriate circumstances, be permitted to sell Company securities even during a blackout period. Only the Insider Trading Officer can grant such hardship exceptions. The Insider must request a hardship exception at least two (2) trading days in advance of the proposed trade. A hardship exception may be granted only if the Insider Trading Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material, non-public information, or if the Insider Trading Officer concludes that the Insider is not aware of the event giving rise to an event-specific blackout.

G)Rule 10b5-1 Trading Plans. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the trading windows or pre-clearance requirements described in Sections 4(A) and 4(B) of this Insider Trading Policy, but are subject to the special rules described below.
Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability for written trading plans that meet certain requirements, and provides an opportunity for Insiders to establish arrangements to trade in Company securities outside the trading windows, even when in possession of material, nonpublic information, if the plan was entered into when the Insider was not in possession of material, nonpublic information. An Insider may enter into only one 10b5-1 plan at a time.
If an Insider intends to trade pursuant to a Rule 10b5-1 plan, such plan, arrangement or trading instructions must:
•satisfy the requirements of Rule 10b5-1;
•be documented in writing;
•be established during a trading window in which such Insider does not possess material, nonpublic information; and
•be pre-approved in writing by the Insider Trading Officer or their designee.
In general, the requirements of Rule 10b5-1 include:
•a “cooling off” period between the establishment of a 10b5-1 plan and the commencement of sales under the plan;
•for directors and officers, certain written certifications, including that the director or officer is not aware of material, non-public information;
•prohibitions on overlapping plans for open market purchases or sales (subject to certain exceptions);
•prohibitions on more than one “single trade” plan during any consecutive 12-month period (subject to certain exceptions; and
•any plan must be entered into in good faith and not as part of a plan or scheme to evade the SEC’s antifraud rules.

Any amendments to plans that involve changes to the amount, price, or timing of the purchases or sales under the plan are deemed under the SEC rules to be a termination and adoption of a new plan, which triggers a new cooling off period. Any deviation from, amendment or alteration to, the specifications of an approved Rule 10b5-1 plan (including, without limitation, the amount, price, or timing of a purchase or sale or the cancellation of a scheduled transaction) or the termination of any Rule 10b5-1 plan must occur during a trading window and while such Insider is not aware of material, nonpublic information and must be pre-approved in writing by the Insider Trading Officer or their designee.
The Insider Trading Officer may refuse to approve a plan, arrangement, or trading instruction, or any deviation from, alteration or amendment to, or termination of such plan, arrangement, or trading instruction, as the Insider Trading Officer determines appropriate including, without limitation, if the Insider Trading Officer determines that such plan, arrangement, or trading instruction does not satisfy the requirements of Rule 10b5-1. The Insider Trading Officer may consult with the Company’s legal counsel before approving a plan, arrangement, or trading instruction. If the Insider Trading Officer does not approve an Insider’s plan, arrangement, or trading instruction, the Insider must adhere to the pre-clearance procedures and trading windows set forth above until a plan, arrangement, or trading instruction is approved.
Regardless of any approval of a Rule 10b5-1 plan (or of any amendment to such plan), it is the responsibility of the Insider to ensure that any Rule 10b5-1 plan (and any amendment to or termination of such plan) complies with all applicable laws and contractual requirements. Insiders should also understand that terminations of plans may not be permitted, depending on the circumstances of the termination, and that any plan termination may affect subsequent plans.
The information included in this Section 4(G) is not a complete description of Rule 10b5-1, and the Insider is solely responsible for ensuring that any plan meets all requirements of Rule 10b5-1.

5)Transactions Under Company Benefit Plans

A)Employee Benefit Plans

1.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase Company securities pursuant to the employees’ advance instructions under a company stock purchase plan. However, no director, officer, or employee of the Company may (a) elect to participate in a plan or alter the instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan, or (b) make cash contributions to such plan (other than through periodic wage withholding) while in possession of material, non-public information, and no Insider may take any action described in (a) or (b) without also complying with the procedures set forth in Section 4 of this Insider Trading Policy. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Insider Trading Policy.

2.Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the cash exercise of an option to purchase securities of the Company. The trading prohibitions and restrictions set forth in this Insider Trading Policy do apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of any option. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all requirements of this Insider Trading Policy. In particular, such securities may not be sold by Insiders except during a trading window, after pre-clearance from the Insider Trading Officer has been received.

3.Tax Withholding on Restricted Stock, Restricted Stock Units and Other Share-Based Awards. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to (i) the vesting of restricted stock or (ii) withholding by the Company of shares of restricted stock upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement and (b) the election to exercise such tax withholding right was made in accordance with applicable plan or award agreement and in compliance with this Insider Trading Policy.

4.Retirement Plan. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to purchases of Company securities in the Company’s Retirement Plan resulting from periodic contributions to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections that may be made under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against or receive a distribution from the Retirement Plan account if the loan or distribution will result in a liquidation of some or all of the

Company stock fund balance in the Retirement Plan, and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

B)Dividend Reinvestment Plan. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to purchases of Company securities under the Company’s Dividend Reinvestment Plan resulting from the reinvestment of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions to the plan, and to elections to participate in the plan or change the level of participation in the plan. This Insider Trading Policy also applies to sales of any Company securities purchased pursuant to the plan.

C)Director Stock Grants or Sales. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to grants or sales to a Company director of Company securities in lieu of cash compensation due to such director for service on the Board. However, no director may (a) elect to receive Company securities in lieu of cash compensation for Board service, or alter the instructions regarding such election, or (b) make purchases of Company securities in amounts that exceed cash compensation for Board service while in possession of material, non-public information or without complying with Section 4 of this Insider Trading Policy. Any sale of securities that were acquired in lieu of cash compensation for Board service is subject to the prohibitions and restrictions of this Insider Trading Policy.

6)What Are the Penalties for Insider Trading?

The penalties for insider trading violations can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit gained or the loss avoided by the trading and pay the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are the subject of such violation, have purchased (where such violation is based on a sale of securities) or sold (where such violation is based on a purchase of securities) securities of the same class. Persons violating insider trading laws may also be subject to severe penalties including a civil fine of up to three times the profit made, or loss avoided.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Remember, a violation of insider trading law, or even an accusation of insider trading or an SEC investigation that does not result in prosecution, can cause significant reputational harm to the Company and can irreparably damage your reputation and your career.

7)Unauthorized Disclosure of Company Information

You should treat all information you learn about the Company or its business plans as confidential. You have ethical and legal obligations not to engage in behavior that could lead to disclosure of confidential information. You should not discuss inside information in public spaces or within the hearing of, or leave documents or other written information exposed to, any person (other than in the necessary and ordinary course of the Company’s internal business, or as otherwise permitted by the Company). You may not discuss material non-public information about the Company with anyone outside the Company, including spouses, family members, friends, or business associates, unless you are authorized to do so and such communication is made in accordance with the Company’s communications policies. This includes, but is not limited to, responses to inquiries about the Company by the press, investment analysts or others in the financial community, and anonymous discussions on the internet about the Company or companies with which the Company does business.

8)Additional Guidance

If you have any questions about this Insider Trading Policy or its application to any proposed transaction, you may obtain additional guidance from the Insider Trading Officer, the Company’s Chief Risk Officer, or the Company’s General Counsel. Do not try to resolve uncertainties on your own. The rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

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Failure to observe this Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including the termination of employment.